EXHIBIT 99.3
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF IDM S.A.
Audited Consolidated Financial Statements of IDM, S.A. and Subsidiaries for the Years Ended December 31, 2002, 2003 and 2004

Report of Independent Auditors
The Board of Directors
Immuno-Designed Molecules SA
     We have audited the accompanying consolidated balance sheets of Immuno-Designed Molecules, S.A. (IDM) as of December 31, 2003 and 2004, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of IDM’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Immuno-Designed Molecules, S.A. at December 31, 2003, and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.

ERNST & YOUNG LLP
/s/ JEAN-YVES JéGOUREL
ERNST & YOUNG Audit represented by
Jean-Yves Jégourel, Partner

Paris-La Défense,
March 7, 2005

IDM S.A.
CONSOLIDATED BALANCE SHEETS

	Year Ended December 31,
	2003	2004
	€	€
	(In thousands, except share
	and per share data)
ASSETS
Current assets:
Cash and cash equivalents	33,326	30,859
Related party accounts receivable (Sanofi-Aventis)	2,001	1,465
Research and development tax credit, current portion	526	531
Prepaid expenses and other current assets	1,611	955

Total current assets	37,464	33,810
Fixed assets — net	2,264	2,173
Intangible assets — net:
Patents, trade marks and other licenses	4,907	3,916
Medarex Licenses	6,512	—

Total Intangible assets — net	11,419	3,916
Research and development tax credit, less current portion	1,060	878
Other long-term assets	64	63

Total assets	52,271	40,840

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable & accrued expenses	2,850	3,767
Accrued payroll	1,188	1,419
Related party deferred revenues (Sanofi-Aventis), current portion	552	552
Other liabilities	380	617

Total current liabilities	4,970	6,355
Long-term debt, less current portion	109	234
Related party deferred revenues (Sanofi-Aventis), less current portion	3,313	2,761
Other long term liabilities	134	96
Shareholders’ equity
Common stock: 13,603,674 and 15,694,446 shares of €0.1 par value authorized, issued and outstanding as of December 31, 2003 and 2004, respectively	1,360	1,569
Additional paid-in capital	129,206	142,169
Deferred compensation	(107)	(28)
Accumulated other comprehensive loss	(160)	(246)
Accumulated deficit	(86,554)	(112,070)

Total shareholders’ equity	43,745	31,394

Total liabilities and shareholders’ equity	52,271	40,840

See notes to consolidated financial statements

IDM S.A.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ending December 31,
	2002	2003	2004
	€	€	€
	(In thousands, except share and per share data)
Related party research and development revenues	3,571	5,325	4,652
Research and development expenses	(12,301)	(15,616)	(16,087)
Impairment of patents & licenses	—	(985)	(6,287)
Selling and marketing expenses	(1,602)	(1,456)	(944)
General and administrative expenses	(4,796)	(4,686)	(5,280)
Other operating expenses	—	—	(2,395)

Total operating expenses	(18,699)	(22,743)	(30,993)

Loss from operations	(15,128)	(17,418)	(26,341)
Interest income	1,284	961	561
Other income	241	—	—
Foreign exchange gain (loss)	16	29	(17)

Loss before income tax benefit	(13,587)	(16,428)	(25,797)
Income tax benefit	640	208	281

Net loss	(12,947)	(16,220)	(25,516)

Weighted average number of shares outstanding	12,063,474	13,516,211	13,649,499
Basic and diluted loss per share	(1.07)	(1.20)	(1.87)
Comprehensive Loss:
Net Loss	(12,947)	(16,220)	(25,516)
Other comprehensive Loss	(17)	(115)	(86)

Comprehensive Loss	(12,964)	(16,335)	(25,602)

See notes to consolidated financial statements

IDM S.A.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

							Accumulated
	Number of Shares				Additional		Other
	Authorized, Issued and Outstanding			Capital	Paid-In	Deferred	Comprehensive	Accumulated	Shareholders’
	Class A	Class B	Total	Amount	Capital	Compensation	Loss	Deficit	Equity
				€	€	€	€	€	€
	(In thousands, except share and per share data)
At January 1, 2002	1,674,020	10,108,369	11,782,389	1,178	106,085	(232)	(28)	(57,387)	49,616

Issuance of shares at €12.866 per share	—	1,554,485	1,554,485	156	19,840	—	—	—	19,996
Conversion of Class B to Class A shares	1,935,113	(1,935,113)	—	—	—	—	—	—	—
Deferred compensation	—	—	—	—	213	(213)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	157	—	—	157
Currency translation adjustment	—	—	—	—	—	—	(17)	—	(17)
Net loss	—	—	—	—	—	—	—	(12,947)	(12,947)

At December 31, 2002	3,609,133	9,727,741	13,336,874	1,334	126,138	(288)	(45)	(70,334)	56,805

Issuance of shares at €12.866 per share	—	225,400	225,400	22	2,878	—	—	—	2,900
Exercise of warrants at €0.1 per share	—	41,400	41,400	4	217	—	—	—	221
Issuance of warrants	—	—	—	—	11	—	—	—	11
Conversion of Class B to Class A shares	8,101	(8,101)	—	—	—	—	—	—	—
Deferred compensation	—	—	—	—	(38)	38	—	—	—
Amortization of deferred compensation	—	—	—	—	—	143	—	—	143
Currency translation adjustment	—	—	—	—	—	—	(115)	—	(115)
Net loss	—	—	—	—	—	—	—	(16,220)	(16,220)

At December 31, 2003	3,617,234	9,986,440	13,603,674	1,360	129,206	(107)	(160)	(86,554)	43,745

Issuance of shares at €6.32 per share	2,090,772	—	2,090,772	209	12,982	—	—	—	13,191
Conversion of Class B to Class A shares	243,115	(243,115)	—	—	—	—	—	—	—
Deferred compensation	—	—	—	—	(19)	19	—	—	—
Amortization of deferred compensation	—	—	—	—	—	60	—	—	60
Currency translation adjustment	—	—	—	—	—	—	(86)	—	(86)
Net loss	—	—	—	—	—	—	—	(25,516)	(25,516)

At December 31, 2004	5,951,121	9,743,325	15,694,446	1,569	142,169	(28)	(246)	(112,070)	31,394

IDM S.A.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2002	2003	2004
	€	€	€
	(In thousands)
Cash flows from operating activities:
Net loss	(12,947)	(16,220)	(25,516)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred compensation	157	143	60
Depreciation and amortization	2,551	2,323	2,199
Gain related to the forgiveness of Anvar loans	(241)	—	—
Impairment of licenses	—	985	6,287
Foreign exchange (gain)/loss	(16)	(29)	17
Increase (decrease) in cash from:
Related party accounts receivable (Sanofi-Aventis)	1,600	(1,209)	536
Prepaid expenses and other current assets	158	(1,054)	656
Research and development tax credit receivable	(69)	94	177
Other long-term assets	2	1	1
Accounts payable and accrued expenses	(205)	1,055	1,617
Accrued payroll	279	206	231
Related party deferred revenues (Sanofi-Aventis)	2,434	(552)	(552)
Other liabilities	(232)	212	199

Net cash used in operating activities	(6,529)	(14,045)	(14,088)
Cash flow from investing activities:
Purchase of fixed assets	(1,183)	(348)	(406)
Patent costs and acquisition of other intangibles	(1,113)	(1,397)	(486)

Net cash used in investing activities	(2,296)	(1,745)	(892)
Cash flow from financing activities:
Proceeds from loans	109	—	125
Repayment of loans	(229)	(320)	—
Proceeds from issuance of shares	19,996	—	12,491
Proceeds from warrants	—	232	—

Net cash provided by (used in) financing activities	19,876	(88)	12,616
Effect of exchange rate changes on cash and cash equivalents	(1)	(86)	(103)

Net increase (decrease) in cash and cash equivalents	11,050	(15,964)	(2,467)

Cash and cash equivalents, beginning of year Cash and cash equivalents, end of year	38,240	49,290	33,326

	49,290	33,326	30,859

Supplemental Cashflow Information:
Non-cash investing activities:
Acquisition of Jenner Licenses	—	2,900	—
Settlement of accounts payable to consultants by means of the issue of 110,759 class A shares	—	—	700

IDM S.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts stated in thousands of euros except share and per share data)
1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of business
     Immuno-Designed Molecules, S.A. (for the purposes of these notes, referred to as “IDM” or the “Company”) was incorporated as a “Société Anonyme” in 1993. IDM develops products that are designed to stimulate the immune system, destroy tumor cells after surgery or chemotherapy, and immunize patients to prevent tumor recurrence.
     The Company’s lead potential product has completed a Phase III clinical trial, for the treatment of bone cancer. The Company has also several cellular therapy products in Phase II/III, II and I/II clinical trials for a variety of cancers including bladder and colorectal cancers. Two products are in the late stage of clinical development.
     In July 2001, IDM entered into a significant collaboration with Sanofi-Aventis, a leading global pharmaceutical company, from which it has generated revenues in 2002, 2003 and 2004 (see note 2.2). The Company expects its principal sources of revenues over the next several years to be milestone payments and reimbursement of research and development expenses from its collaboration with Sanofi-Aventis. The Company is also seeking to enter into other collaborative agreements for certain products with other partners, which may provide additional sources of revenues. Accordingly, the accompanying financial statements have been prepared on the basis of the Company being an operating company.
     The Company’s business is subject to significant risks, which is consistent with biotechnology companies that are conducting research in cellular therapy. These risks include, but are not limited to, uncertainties regarding research and development, access to capital, obtaining and enforcing patents, receiving regulatory approval, and competition with other biotechnology and pharmaceutical companies. The Company plans to continue to finance its operations with a combination of equity and debt financing, revenues from research and development programs and, in the longer term, product sales, if any. However, there can be no assurance that the Company will successfully develop any marketable products or, if it does, that the revenues generated from the sales of these products will be sufficient to sustain the Company’s operations.
Basis of presentation and principles of consolidation
     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries in the United States of America and Canada. IDM Inc. (Irvine, California, USA) commenced operations in 1996. IDM Biotech Ltd was created in Montreal (Quebec, Canada) in February 2000.
     All intercompany accounts and transactions have been eliminated in the consolidation.
Use of Estimates
     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Foreign currency translation
     The reporting currency of the Company and its subsidiaries is the euro.
     The euro is the functional currency for all IDM businesses except for its subsidiaries in the United States and Canada, for which the functional currencies are the U.S. dollar and the Canadian dollar, respectively. Foreign currency-denominated assets and liabilities for these units are translated into euros based on exchange rates prevailing at the end of the period; revenues and expenses are translated at average exchange rates during the period, and shareholders’ equity accounts are translated at historical exchange rates. The effects of foreign exchange gains and losses arising from the translation of assets and liabilities of those entities where the functional currency is not the euro are included as a component of other comprehensive income.

     Gains and losses resulting from foreign currency transactions are reflected in net loss. The Company does not undertake hedging transactions to cover its currency exposure.
Revenue recognition
     The Company generates revenues from a collaborative agreement with Sanofi-Aventis, which consists of up-front fees, milestone payments, and ongoing research and development funding.
Non-refundable up-front payments that the Company receives in connection with collaborative research and development agreements are deferred and recognized on a straight-line basis over the research term. When the research term cannot be specifically identified from the agreement, the Company estimates it based upon its current development plan for the product. These estimates are continually reviewed and could result in a change in the deferral period, such as, for example, when the estimated development period for a product changes. As a result, the timing and amount of revenue recognized may change.
Revenues from milestone payments for products selected by collaborative partners, are recognized in full upon achievement of the relevant milestone when a fair value can be ascribed. During the development phase of a collaborative research and development agreement, the Company considers that no fair value can be ascribed to the upfront fee and any milestone payments, given the inherent uncertainty of the technological outcome at this stage of the research and development process, which does not enable the Company to make a reliable, verifiable and objective determination of the fair value of each payment. As no fair value can reasonably be ascribed, such payments are recorded as deferred revenue and are recognized over the remaining development term on a straight-line basis.
Reimbursement of ongoing research and development expenses for products selected by collaborative partners, are recognized as revenues once a product has been selected and the services have been performed and the payment is assured.
Reimbursement of research and development expenses incurred prior to selection of a product by a collaborative partner are considered as additional up-front payments and are recorded as deferred revenue and are recognized on a straight-line basis over the research term.
The Company believes that the value assigned to the funding of research and development costs incurred prior to the selection of a product by a collaborative partner is not representative of the fair value of the corresponding research and development costs incurred prior to such product selection by such collaborative partner, and as a result should not be singled out.
Research and development (“R&D”) expenses and related income tax credit
     Research and development expenses consist primarily of costs associated with the clinical trials of the Company’s products, compensation and other expenses for research and development personnel, supplies and development materials, costs for consultants and related contract research, facility costs and amortization and depreciation of patents and licenses. Expenses related to research and development are expensed as incurred.
     In France, such expenses form the basis for an income tax credit, which is recorded as a current income tax benefit in the period in which the expenses are incurred. If the credit is not used to offset income taxes payable in the four years following its generation, the credit is recoverable from the government in cash.
     In Quebec, subject to advance approval from governmental authorities, R&D expenses related to approved projects form a basis for an income tax credit, which is recorded as a current income tax benefit in the period in which the expenses are incurred. If the credit is not used to offset income taxes payable in the year following its generation, the credit is recoverable from the government in cash.
Cash and cash equivalents
     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents primarily include money market funds and short-term certificates of deposits.

Major customer and concentration of credit risk
     Accounts receivable from Sanofi-Aventis as well as cash and cash equivalents are the main sources that potentially subject the Company to a significant concentration of risk. The Company’s deposits, which are mainly kept in euro, are maintained in major French institutions. The Company does not require collateral to hedge its credit risk as the Company believes it is not exposed to a significant risk due to the financial position of Sanofi-Aventis and these financial institutions.
Prepaid expenses and other current assets.
     As of December 31, 2003 and 2004, other current assets included principally the total Value Added Tax (VAT) owed by the French Government to IDM.
     For the year ended December 31, 2003, prepaid expenses consisted primarily of legal and other professional services fees incurred while preparing a capital increase contemplated to occur in the first half of 2004. There were no similar prepaid expenses capitalized as at December 31, 2004.
Fair value of financial instruments
     At December 31, 2002, 2003 and 2004, the carrying values of financial instruments such as cash and cash equivalents, trade receivables and payables, other receivables and accrued liabilities and the current portion of long-term debt approximated their market values, based on the short-term maturities of these instruments.
Intangible assets
     Intangible assets principally include patent registration costs and acquisition of licenses. Costs associated with licenses acquired to use pharmaceutical products from third parties prior to receipt of regulatory approval to market the products are capitalized if:
•	the licenses are to be used in the scope of an R&D program which is in Phase III of clinical development at the time the license is acquired. At this stage the absence of toxicity has been assessed and the Company reasonably expects to achieve market approval for the program, and

•	the licenses can be used in other specifically identified R&D programs to be commenced after the date they were acquired.
     These costs are capitalized and amortized on a straight-line basis over the useful life of the patent or license, which is estimated to be 10 years and corresponds to the expected technology life. For the Medarex licenses, management estimated the economic useful lives using the starting date of cash flow projections in the licenses valuation process and the estimated period during which the technology will generate substantial revenues, but without considering any extension that might result from life cycle management.
Fixed assets — net
     Fixed assets — net are stated at cost less accumulated depreciation and are depreciated on a straight-line basis over their estimated useful lives as follows:

Laboratory Equipment:	5 years
Computer Equipment:	3 years
Furniture & Office Equipment:	8 years
     Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease, being nine years.
Impairment of long lived assets
     Long-lived assets including intangible assets, other than indefinite lived intangibles, to be held and used are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the assets, the assets are written down to their estimated fair values.
Net loss per share
     The Company calculates earnings per share in accordance with Statement of Financial Accounting Standards No. 128 “Earnings Per Share” (“SFAS 128”). Basic earnings per share are computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share are computed by adjusting weighted average outstanding shares, assuming conversion of all potentially dilutive securities and awards. As net losses have been reported in all periods presented, the dilutive effects of stock options and warrants have been excluded from the calculation of net loss per share, as they are antidilutive.
Income taxes
     The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded if it is more likely than not that some portion or all of the deferred tax assets will not be realized.
Segment information
     The Company operates in one segment, immunotherapy research. The majority of the Company’s assets are located in France. In addition, operating losses are primarily generated from the French operations.
Warrants and stock options granted to employees, directors and consultants
     IDM accounts for stock options and warrants granted to employees in accordance with the provisions of Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”. Under APB 25, no compensation expense is recognized for stock options and warrants issued to employees with an exercise price equal to or greater than the fair value of the underlying shares. Options and warrants issued with an exercise price less than the fair value result in deferred compensation which is recorded within shareholder’s equity and amortized to expense over the vesting period.
     Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation” provides an alternative to APB 25 in accounting for stock-based compensation issued to employees. SFAS 123 provides for a fair-value-based method of accounting for employee stock options and similar equity instruments. Companies that elect to continue to account for stock-based compensation arrangements under APB 25 are required by SFAS 123 to disclose the pro forma effect on net income and net income per share as if the fair-value-based method proposed by SFAS 123 had been adopted.
     Pro forma information regarding net loss is required by SFAS 123 as if the Company had accounted for its employee stock options under the fair value method. The fair value of the Company’s options was estimated at the date of grant using the minimum value method, with the following assumptions for 2002, 2003 and 2004:

Weighted Average Information	2002	2003	2004
Risk-free interest rate	5.02%	4.33%	4.39%
Dividend yield	0%	0%	0%
Expected option life	7	7	7
     Because the determination of the fair value of the Company’s options is based on assumptions described above, and because additional option grants are expected to be made in future periods, this pro forma information is not likely to be representative of the pro forma effects on reported net income or loss for future periods.
     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The following table illustrates the net loss that would have occurred had the Company accounted for its stock options under the provisions of SFAS 123.
     Had compensation cost for the company’s stock option plan been determined on the fair value method set forth in SFAS 123, the Company’s net loss and basic and diluted net loss per share would have been changed to the pro forma amounts indicated below:

	Year Ended December 31,
	2002	2003	2004
	€	€	€
Net loss as reported	(12,947)	(16,220)	(25,516)
Add: stock based employee compensation expense included in reported net loss	157	143	60
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards	(951)	(623)	(843)

Pro forma net loss	(13,741)	(16,700)	(26,299)

Net loss per share:
Basic and diluted — as reported	(1.07)	(1.20)	(1.87)

Basic and diluted — pro forma	(1.14)	(1.24)	(1.93)

Comprehensive loss
     Comprehensive loss is comprised of net loss and other comprehensive loss (or OCL). OCL includes certain changes in stockholders’ equity that are excluded from net loss such as foreign currency translation adjustment and unrealized gains and losses on available-for-sale securities. Comprehensive loss for the years ended December 31, 2002, 2003 and 2004, has been reflected in the consolidated statements of operations. The components of accumulated other comprehensive loss consists solely of foreign currency translation adjustments.
Recent pronouncements
     On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options and warrants, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.
     Statement 123(R) is effective for nonpublic companies in the fiscal years beginning after December 15, 2005 Currently, as permitted by Statement 123, the Company accounts for share-based payments to employees using Opinion 25’s intrinsic value method and, as such, no compensation expense is recognized for stock options and warrants with an exercise price equal to or greater than the fair value of the underlying shares.
     In Note 1 to our consolidated financial statements, we described the impact on the pro forma net loss and loss per share using the fair values at the date of grant based on the fair value method, excluding the impact of stock volatility.
     Under statement 123R, non-public entities that used the minimum value method to measure compensation costs for pro forma disclosure purposes, as in our case, will be required to use the prospective method. Under the prospective method, non-public entities would continue to account for non-vested awards outstanding at the date of the adoption of Statement 123R in the same manner as they had been accounted for prior to adoption for financial recognition purposes. All awards granted, modified or settled after the date of adoption will be accounted for using the measurement, recognition, and attribution provisions of Statement 123R.
2. RESEARCH AND DEVELOPMENT AGREEMENTS
2.1. Jenner
     In March 2003, The Company entered into an asset purchase agreement with Jenner Biotherapies, Inc. (“Jenner”), a biotechnology company devoted to the development of cancer vaccines and macrophage activators. Pursuant to the terms of the agreement, the Company purchased Jenner’s lead product candidate, Mepact,. This asset was acquired by issuing 225,400 shares of the Company’s Class B ordinary shares, per value €0.10 each. The asset purchase was consummated in April 2003.
     In accordance with EITF 96-18 “Accounting For Equity Instruments That Are Issued to Other Than Employees For Acquiring, or in conjunction with Selling, Goods or Services,” the Mepact license was valued at fair value for an amount of €2,900 on the date the shares were issued to Jenner by the Company. The fair value of the shares was recorded as common stock and additional paid-in capital, and represented the basis for the total valuation of the license acquired. Total consideration was allocated to the Mepact license based on its fair value at the date of issuance, which was also valued by the Company, based on estimated future cash flows and an expected rate of success, as determined by IDM’s management. The fair values allocated to the license with alternate future use amounted to €2,900 and is reflected in intangible assets.
     The license capitalized from Jenner is being amortized over 10 years, which is management’s estimate of the expected life of future products developed from the use of the license.
     IDM’s direct research and development expenses related to Mepact amounted to approximately €2.0 million and €0.4 million in 2004 and 2003, respectively.
2.2. Agreement with Sanofi-Aventis (Related Party)
     In July 1999, the Company entered into an agreement with Sanofi-Aventis (the “1999 Agreement”) under which the Company has the right to use certain proprietary molecules and certain patents, licenses and intellectual property of Sanofi-Aventis in exchange for 145,660 Class B IDM shares with attached warrants. Each warrant gave Sanofi-Aventis the right to buy two of the Company’s shares at €5.34 per share (see note 6.3).
     The assets provided by Sanofi-Aventis were valued at €778 and expensed during the year ended December 31, 2000, because of the absence of any alternative future use, as well as uncertainty of future cash flows.
     In July 2001, the Company signed a ten-year agreement (the “July 2001 agreement”) with Sanofi-Aventis to cooperate in cellular immunotherapy research for the development and marketing of immunologic treatments for cancers. Under this agreement, Sanofi-Aventis has the right to select up to twenty cell-drug development programs (individually “an option”) from IDM’s line of research and development activities. The Company will undertake preclinical development, and if Sanofi-Aventis exercises its option, Sanofi-Aventis will finance the clinical development and have exclusive worldwide marketing rights for the selected drugs, if the clinical trials are successful.
     For each exercised option, Sanofi-Aventis will pay an initial nonrefundable upfront payment, followed by milestone payments upon the completion of Phase I, and Phase II clinical trials, and a fee upon Sanofi-Aventis exercising an exclusive license option. In addition, Sanofi-Aventis will also reimburse all corresponding research and development expenses for each program that is selected. Under certain circumstances, Sanofi-Aventis can exercise two of the twenty potential options under which several of the required payments will be waived. Sanofi-Aventis can terminate its involvement in any program at any time without penalty. If this occurs, the Company’s obligations with respect to that program will be waived, and the Company will be able to proceed with the development program and commercialize the product on its own. None of the proceeds are refundable to Sanfofi-Aventis in the event of termination.
     At all times, the Company retains the intellectual property rights attached to the immunological treatments developed in programs subject to the July 2001 agreement and will grant Sanofi-Aventis an option for an exclusive worldwide license for the commercialization of each treatment. If Sanofi-Aventis exercises the commercialization option, a nonrefundable fee will be due to IDM upon exercise, followed by milestone payments, based on the potential market size for the treatment. During the commercialization phase, IDM will manufacture the treatment.
     On November 30, 2001, the Company entered into a new agreement with Sanofi-Aventis, which replaces and supercedes the 1999 Agreement and adds new clauses to the July 2001 Agreement.
     On December 21, 2001, Sanofi-Aventis exercised its first option on the ongoing melanoma development program Uvidem (Uvidem option). Pursuant to the terms of the agreement, IDM received: (i) up-front fees of €2,000; (ii) a completion of Phase I milestone payment of €2,000 since the program was already in Phase II and (iii) reimbursement of all research and development costs incurred from 1999 through December 2001, which approximated €1,900. Repayment received for past R&D expenses incurred by IDM prior to the selection of an option by Sanofi-Aventis are considered as an additional upfront fee. IDM believes that no specific fair value can be ascribed to each of these individual payments, given that the technological outcome of the development program has not been assured and as such cannot be accounted for separately. The revenue from these three payments has been recognized over the remaining program development period, which is estimated to be nine years. The estimated development period for Uvidem was increased in 2003 from 3.5 years to 9 years to reflect IDM and Sanofi-Aventis’ decision to enhance the clinical development program.

     Revenue recognized for the years ending December 31, 2002, 2003 and 2004, under the Sanofi-Aventis agreement, by source, is as follows:

	2002	2003	2004
Amortization of up-front fees	571	176	176
Amortization of Phase I milestone payments	334	208	208
Amortization of initial R&D expenses from 1999 to 2001	536	167	167
Reimbursment of current R&D expenses	2,130	4,774	4,101

Total Revenue	3,571	5,325	4,652

     In October of 2002, the Company issued 1,554,485 new shares at a price of €12.866 per share to Sanofi-Aventis for €20,000 in total.
     In December of 2004, the Company issued 1,582,279 new shares at a price of €6.32 per share to Sanofi-Aventis for €10,000 in total. As a result of this investment, as of December 31, 2004, Sanofi-Aventis owns 20.91% of the Company’s outstanding common shares.
     IDM’s direct research and development expenses related to Uvidem amounted to approximately €2.5 million, €2.7 million and €1.7 million in 2004, 2003 and 2002, respectively.
2.3. Agreements with Medarex
     In December 1993, the Company entered into a research, development and commercialization agreement with Medarex. This agreement was subsequently amended and restated on July 21, 2000.
     In July 2000, the Company consummated several interrelated agreements with Medarex (collectively, the “Arrangement”). Under the Arrangement, Medarex paid to the Company $2,000 (€2,300) in cash, released the Company from obligations under the 1993 research, development and commercialization agreement, and granted exclusive and non-exclusive worldwide licenses for the use, manufacturing and commercialization of four specific antibodies developed by Medarex. In return, the Company issued to Medarex 7,528 Class B shares and 192,278 units (discussed further below) that consist of Class B shares with warrant instruments attached that are ultimately convertible or redeemable only into Class B common shares of the Company. Each of the instruments issued, Class B shares and the units, were independently valued at $10.01 (€11.46) per share or per unit, respectively. In addition, the Company agreed to expend, through 2003, $2,000 (equal to €2,300 in July 2000) towards the further research and development of products incorporating certain of the specific antibodies licensed from Medarex.
     The units are a specific form of equity instrument under French law known as “Actions à Bons de Soucription d’Obligations Convertibles ou Remboursables en Actions — ABSOCRA.” These instruments are, in substance, IDM common shares with warrants attached that are exercisable into intermediate instruments that are, in turn, only convertible or redeemable into Class B common shares of IDM. Each unit comprises one Class B share and includes 19 warrants, each convertible into one class B share of IDM at a price of $10.01 (€9.55) beginning September 11, 2002.
     The warrants will be convertible at one time and will be convertible or redeemable into Class B shares six months after the exercise date and will expire on September 11, 2010. Upon exercise of the warrants and conversion or redemption of the resulting bonds through the issuance of shares, Medarex would own an additional 3,653,282 Class B shares of IDM and would therefore own 23.09% of IDM capital on a fully diluted basis. The exercise price is to be made through the offset of royalties owed to Medarex by IDM for the development of future products from the use of Medarex licenses. Accordingly, no cash consideration is expected from the exercise and ultimate conversion of the warrants into common shares.
     In accordance with EITF 96-18 “Accounting For Equity Instruments That Are Issued to Other Than Employees For Acquiring, or in conjunction with Selling, Goods or Services,” the ABSOCRA were valued at fair value for an amount of €41,246 on the date of their issuance. The fair value of the ABSOCRA was recorded as common stock and additional paid in capital, and represents the basis for the total valuation of the licenses acquired. Total consideration was allocated to each license and to the repurchase of a commercialization option initially granted by IDM to Medarex, based on their respective fair values based on estimated future cash flows and an expected rate of success, as determined in accordance with IDM’s management. The fair values allocated to licenses with alternative future use amounted to €14,354 and were reflected in intangible assets. The amounts pertaining to the cancellation of the original commercialization agreement of €6,310 and to additional licenses with no alternative future use in the amount of €20,582 were charged directly to operating results.

     The licenses acquired from Medarex and capitalized are being amortized over 10 years, which is management’s estimate of the expected life of future products developed from the use of the respective licenses. The Company reviews intangible assets for impairment whenever impairment indicators are present. During the year ended December 31, 2004, €5,540 were recorded as an impairment charge.
     In July 2001 and December 2002, the Agreement was further amended in order to extend the expiration date of an option that enables the Company to negotiate licenses on other antibodies with Medarex.
     IDM’s direct research and development expenses related to Osidem amounted to approximately €0.1 million, €0.6 million and €1.4 million in 2004, 2003 and 2002, respectively.
3. INTANGIBLE ASSETS — NET
     The Company’s intangible assets-net consisted of the following:

				As of December 31, 2004
	As of December 31, 2003			Accumulated
		Accumulated			Amortization and
	Original Cost	Amortization	Net	Original Cost	Impairment	Net
	€	€	€	€	€	€
Patents	1,952	(585)	1,367	2,330	(1,440)	890
Trade marks	399	(189)	210	440	(212)	228
Other licenses(1)	4,177	(847)	3,330	3,694	(896)	2,798
Medarex licenses(1)	14,354	(7,842)	6,512	14,354	(14,354)	—

Total	20,882	(9,463)	11,419	20,818	(16,902)	3,916

(1)	In 2000, the Company acquired licenses from Medarex, which were capitalized for an amount of €14,354 (see note 2.3). In 2002, 2003 and 2004, these licenses were reviewed for impairment.

In 2004, the Company recorded an impairment charge of €5,542 relating to the remaining carrying value of the Medarex licenses. This impairment charge was related to IDM’s decision not to further pursue a development program in connection with the MDX-210 antibody, an antibody used in the Company’s Osidem-2 product candidate.

Following a successful Phase I/II clinical trial of Osidem, the Company had initiated Phase III clinical trials of the product in May 2000 in Europe and Australia. It also received approval for a Phase II clinical trial in the United States in April 2002. This approval required that the product be manufactured in a frozen form in compliance with Good Manufacturing Practice (“GMP”). At that time, all of the Company’s products, with the exception of Osidem, were frozen and manufactured according to the FDA’s GMP standards. The Company therefore decided to stop the clinical trials underway in Europe and Australia in order to begin work immediately on a frozen version of Osidem, known as Osidem-2, to be manufactured in compliance with the FDA’s requirements.

In September 2003, upon successful preclinical testing of Osidem-2, the Company terminated the Phase III studies of Osidem in order to start a new clinical development program for Osidem-2. The Company intended to either pursue the development of Osidem-2 on its own, subject to appropriate financing, or seek a strategic partnership to explore the potential of Osidem-2 as a first-line treatment for advanced ovarian cancer.

In September 2004, without new financing, the Company decided not to pursue its Osidem-2 development program. In the absence of other available collaborations or strategic partnerships to continue the development of the product candidate, the Company considered that no commercially viable alternative future use existed and accordingly, the fair value of the license was deemed to be zero. The Company impaired the remaining value of the corresponding license for €5.5 million, as of September 30, 2004.

In 2003 and 2004, following a review of other patents and licenses, the Company recorded additional impairment charges of €985 and €745, respectively.

The Company recorded amortization expense of €1,717, €1,576 and €1,702 in 2002, 2003 and 2004, respectively. The estimated amortization expense for each of the succeeding 5 years are as follows: 2005: €515; 2006: €504; 2007: €495; 2008: €487; and 2009: €469. These amounts may vary as acquisitions and disposals occur in the future.

During 2003, the main acquisition of the Company was the Jenner licenses for an amount of €2,900. The amortization period of these licenses is 10 years. (See note 2.1)
4. FIXED ASSETS — NET
     The Company’s fixed assets consisted of the following:

	As of December 31,
	2003	2004
	€	€
Laboratory equipment	1,929	2,011
Computer equipment	1,131	1,313
Furniture and other equipment	740	787
Leasehold improvements	1,471	1,566

Total fixed assets	5,271	5,677
Less accumulated depreciation and amortization	(3,007)	(3,504)

Fixed assets — net	2,264	2,173

Depreciation and amortization expense for the years ended December 31, 2002, 2003 and 2004 approximated, €835, €745 and €497, respectively.
5. CASH AND CASH EQUIVALENTS
     The Company’s cash and cash equivalents consisted of the following:

	As of December 31,
	2003	2004
	€	€
Money market funds	119	345
Cash, including certificates of deposit	33,207	30,514

Total cash and cash equivalents	33,326	30,859

6. SHAREHOLDERS’ EQUITY
6.1. Share capital
     As of December 31, 2004, the authorized, issued and outstanding share capital of the Company consisted of 15,694,446 ordinary shares with a nominal value of €0.1 per share, of which 5,951,121 were Class A shares and 9,743,325 were Class B shares. Both categories have the same rights except that Class B shares have certain additional rights relating to board representation and rights to communication of Company financial information. These rights are in effect until the number of Class B shares represent less than 20% of the non- diluted number of shares of the Company. Class B shares are automatically converted into Class A shares in case of transfer of ownership.
     In December 2004, the Company issued 2,090,772 Class A shares at a price of €6.32 per share, which were acquired by Sanofi-Aventis (see note 2) and existing shareholders, resulting in net proceeds of €12,491.
     In December 2004, the Company issued 110,759 Class A shares at a price of €6.32 in order to settle accounts payable to legal consultants.
     In August 2003, following the exercise of 2,070 warrants, 41,400 Class B shares were issued at a price of €5.34 per share resulting in proceeds of €221.
     In April 2003, the Company issued 225,400 Class B shares at the price of €12.866 for the acquisition of an asset from Jenner Biotherapies Inc (see note 2).
     In October 2002, the Company issued 1,554,485 Class B shares at a price of €12.866 per share, which were acquired exclusively by Sanofi-Aventis (see note 2), resulting in net proceeds of €19,996.

6.2. Preemptive subscription rights
     Shareholders have preemptive rights to subscribe for additional shares issued by the Company for cash on a pro rata basis. Shareholders may waive such preemptive subscription rights at an extraordinary general meeting of shareholders under certain circumstances. Preemptive subscription rights, if not previously waived, are transferable during the subscription period relating to a particular offer of shares.
6.3. Warrants granted to investors
     In June 2003, the Company issued 10,000 Class B warrants to a member of the Scientific Advisory Board at a subscription price of €1.10 per warrant. These warrants were totally subscribed in June 2003, vested immediately and expire in June 2008. Each warrant allows the holder to purchase one Class B share at an exercise price of €12.866 per share. As at December 31, 2004, none of these warrants were exercised.
     Pursuant to the Agreement signed in July 2000 with Medarex (see Note 2.3), the Company issued in September 2000 to Medarex 192,278 units (see note 6.1). Each unit comprises one Class B share and 19 warrants that expire in September 2010. Upon exercise, the warrants are ultimately redeemed in Class B shares for no additional cash consideration. The units including the Class B shares and warrants were valued at €11.29 per share and were issue in exchange for various licenses (Note 2). As of December 31, 2003, none of these warrants have been exercised.
     Pursuant to the agreement concluded with Sanofi-Aventis in July 1999 (see Note 2.2.), the Company’s shareholders authorized on January 7, 2000, the issuance of 145,660 Class B shares with two categories of warrants to Sanofi-Aventis at a price of €5.34, which are exercisable respectively upon first Phase III clinical trial being undertaken by the Company and upon of regulatory approval. These warrants expire in January 2010 and will be cancelled if Sanofi-Aventis decides not to exercise the corresponding options attached to each warrant.
     In January 1998, the Company issued 8,745 Class A warrants at a price of €0.21 per warrant. During 1998, certain directors and external consultants, respectively, subscribed 7,500 and 1,245 warrants. These warrants vested immediately and expire in January 2006. Each warrant allows the holder to purchase 20 Class A share at an exercise price of €2.88 per share. One of these warrants was exercised in September 2001.
     A summary of the activity for warrants granted to external consultants is presented below:

	Shares Underlying	Weighted Average
	Warrants Subscribed	Exercise Price
	not yet Exercised	in €
Balance as of January 1, 2002	218,598	3.62

Issued	—	—
Subscribed	—	—
Exercised	—	—
Cancelled	(7,542)	11.29

Balance as of December 31, 2002	211,056	3.35

Issued	—	—
Subscribed	10,000	12.87
Exercised	—	—
Cancelled	(41,400)	5.34

Balance as of December 31, 2003	179,656	3.42

Issued	—	—
Subscribed	—	—
Exercised	—	—
Cancelled	—	—

Balance as of December 31, 2004	179,656	3.42

     Warrants granted to external consultants which are exercisable as of December 31, 2004, are as follows:

	Exercise Price in
Number of Shares	€	Expiration Date
169,656 Class A shares	2.88	January 2006
10,000 Class B shares	12.87	June 2008

6.4. Stock options and warrant granted to employees
     In August 1998, the Company’s shareholders approved the 1998 IDM Stock Option Plan (the “1998 IDM Stock Option Plan”) and authorized the board of directors to grant through August 2003 stock options to purchase a number of Class A shares such that the total stock options granted to employees could not exceed 5% of the fully diluted number of shares of the Company. These stock options expire ten years after the grant date, and vest ratably over five years after the grant date subject to continued employment. Upon exercise, the resale of the corresponding share is restricted until 5 years after the grant date. This Stock Option Plan was cancelled in October 2000 and replaced by the IDM 2000 Stock Option Plan.
     In October 2000, the shareholders approved the 2000 IDM Stock Option Plan and authorized the board of directors to grant through October 2005 employee stock options to purchase a maximum of 1,000,000 Class A shares, to be issued or to be repurchased by the Company. The options expire ten years after the grant date, and vest ratably over four years after grant date subject to continued employment. Each stock option allows the holder to purchase one share. Upon exercise, the resale of the corresponding share is restricted until 4 years after the exercise date.
     A summary of stock options and warrant activity under all plans is as follows:

		Weighted
		Average
		Exercise
	Number of	Price in
	Shares	€
Balance at January 1, 2002	530,618	6.85

2002 Activity:
Granted	525,200	11.11
Exercised	—	—
Cancelled	(7,800)	7.56

Balance at December 31, 2002	1,048,018	8.97

2003 Activity:
Granted	363,900	12.87
Exercised	—	—
Cancelled	(250,897)	10.05

Balance at December 31, 2003	1,161,021	9.22

2004 Activity:
Granted	71,000	10.32
Exercised	—	—
Cancelled	(69,800)	12.29

Balance at December 31, 2004	1,162,221	9.13

	December 31,
	2004		2003		2002
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price in	Shares	Price in	Shares	Price in
	Underlying	€	Underlying	€	Underlying	€
Exercisable	670,971	8.78	458,746	7.8	251,422	5.34
Available for future grants	134,603	—	136,603	—	331,206	—

     The following table summarizes information about stock options and warrants outstanding as of December 31, 2004:

	Options Outstanding			Options Exercisable
		Weighted			Weighted
		Average	Weighted		Average
	Number	Remaining	Average	Number	Exercise
	Outstanding	Contractual	Exercise	Exercisable	Price in
Exercise Prices	As of 12/31/04	Life (In Years)	Price in €	As of 12/31/04	€
5.34	296,824	4.79	5.34	296,824	5.34
11.1134	491,997	7.19	11.11	297,422	11.11
12.866	302,400	8.75	12.87	76,725	12.87
10.5	68,000	9.46	10.5	—	10.5
6.32	3,000	9.73	6.32	—	6.32

Total	1,162,221	7.13	—	670,971	—

7. LONG-TERM DEBT, LESS CURRENT PORTION
     The Company’s long-term debt consist of an interest-free, loan from a French government agency, Anvar, of €109 at December 31, 2003, and €234 at December 31, 2004. The loan matures in 2007.

	As of
	December 31,
	2003	2004
	€	€
	(In thousands)
Interest-free loan from governmental agencies	109	234

     In November 2000, the Company received an interest-free conditionally reimbursable loan from Anvar for an amount of €305, in connection with the Company’s planned initial public offering. In accordance with the terms of the agreement, the Company repaid €64 of the principal balance in 2001. After receiving approval from Anvar in 2002, the outstanding obligation of €241 was forgiven and was recognized as other income in 2002.
8. INCOME TAXES AND INCOME TAX CREDITS
     For financial reporting purposes, loss before income tax benefit includes the following components:

	As of December 31,
	2002	2003	2004
	€	€	€
France	(10,218)	(10,434)	(20,670)
Canada	(864)	(558)	(132)
United States	(2,505)	(5,436)	(4,995)

Total	(13,587)	(16,428)	(25,797)

     Income tax benefits for the years 2002, 2003 and 2004, comprises solely of research and development credits.
     The Company has no deferred tax liabilities. Significant components of the Company’s deferred tax assets consist of the following:

	As of December 31,
	2002	2003	2004
	€	€	€
Deferred tax assets:
Net operating loss carryforwards	14,325	20,136	30,734
Research and development costs capitalized and amortized for tax purposes	190	63	—

Total deferred tax assets	14,515	20,199	30,734
Valuation allowances	(14,515)	(20,199)	(30,734)

Net deferred tax assets	—	—	—

     Due to its history of losses, the Company does not believe that sufficient objective, positive evidence exists to conclude that recoverability of its net deferred tax assets is more likely than not. Consequently, the Company has provided valuation allowances covering 100% of its deferred tax assets.
     As of December 31, 2004, the Company has French net operating loss carryforwards of approximately €71,738 which have no expiration date.
     The Company has U.S. net operating loss carryforwards of approximately €11 158 ($15 219) which expire in the years 2016 through 2024 for federal tax purposes, and €10 084 ($13 755) which expire in the years 2013 through 2014 for state tax purposes.
     The Company also has Canadian net operating loss carryforwards of approximately €2,030 (CND 3,335), €1,208 (CND 1,985) which expire in the years 2007 through 2011 and €822 (CND 1,350) which have no expiration date for federal tax purposes and, for provincial tax purposes, €2,300 (CND 3,778), €1,143 (CND 1,878) which expire in the years 2007 through 2011, and €1,157 (CND 1,900) which have no expiration date.
     The utilization of these net operating loss carryforwards is limited to the future operations of the Company in the tax jurisdictions in which such net operating losses arose.
     The Company has a French and Canadian research income tax receivable of €281 (€279 for IDM SA and €2 for IDM-Biotech Ltd.) for the year ended December 31, 2004. The Canadian research income tax receivable is recoverable in cash if not used to offset taxes payable in the year following its generation. The French research income tax credit receivable is recoverable in cash if not used to offset taxes payable in the fourth year following its generation.

As of December 31,
€
Year of expiration:
2005	531
2006	429
2007	152
2008	297

Total	1,409

9. BENEFIT PLANS
     The Company contributes to state-sponsored pension plan for personnel in France in accordance with French law. Contributions are based on salaries to the relevant state-sponsored organizations. The Company has no further liability in connection with these plans. Expense recognized associated with the plans was €33, €40, and €42 in 2002, 2003 and 2004, respectively.
     French law also requires payment of a lump sum retirement indemnity to employees based upon years of service and compensation at retirement. Benefits do not vest prior to retirement. The Company’s accrued obligation at December 31, 2002, 2003 and 2004 was €100, €134 and €96 respectively.
10. OTHER OPERATIONAL EXPENSES
     Other operating expenses incurred in 2004 consisted of professional and legal costs related to the attempted initial public offering during that year.
11. COMMITMENTS
11.1 Operating lease commitments
     In France, the Company leases certain equipment under operating leases, which expired in 2003 and have been renewed for three years. Office space is also leased under operating leases that expire in March 2005.
     In June 2002, the Company’s U.S. subsidiary, IDM Inc., located in Irvine, California, entered into a new lease agreement. IDM Inc. leases office and laboratory space under an operating lease, which expired in November 2004 has been renewed for 3 new years (until November 2007).

     As of December 31, 2004, the future minimum lease payments under non-cancellable operating leases are as follows:

€
Due within 1 year	729
Due between 1 and 3 years	1,390
Due between 3 and 5 years	955

Total	3,074

     Rental expense for the years ended December 31, 2002, 2003, and 2004, was approximately €584, €846 and €861, respectively.
11.2 Commitment with Epimmune
     Following an agreement signed in October 2002 with Epimmune, a San Diego-based biotech company, to acquire a license to develop and use several antigenic peptides, IDM agreed to pay Epimmune a non-refundable upfront license fee of $150 (€154), which was expensed as incurred
     In 2003, after pre-clinical evaluation, IDM and Epimmune chose to proceed with the clinical trials and IDM paid an additional license fee of $350 (€328) in February 2003 and a milestone payment of $350 (€304) upon a successful investigational new drug filing in June 2003. These amounts were expensed as incurred.
     Other milestone payments for which IDM may be liable to Epimmune in the future, but only upon the occurrence of future events, being the initiation of Phase III trials through to market approval, total $2,750 (€2,016). The Company can however terminate the license agreement subject to giving Epimmune 30 days prior notice before such milestone events occur.
11.3 Commitment with Biotecnol
     On March 8, 2001 the Company entered into a Prototype Production Contract with Biotecnol SA, a Portugese Company. The purpose of this collaboration is to enable IDM to obtain a preliminary process for the production of a certain molecule. The Company has been pursuing development in collaboration with Biotecnol since April 1, 2003, based on a Letter of Intent executed by the Company and Biotecnol. On December 2003, the Company and Biotecnol entered into the Development and Manufacturing Agreement, which aims to expand upon the Prototype Production Contract. As of December 31, 2003 and 2004, and under the terms of the agreement, the Company recorded invoices for €880 and €805 following the successful completion of studies performed by Biotecnol. The Company may be obligated to pay additional amount up to €675 until 2005.
11.4 Commitment with Accovion
     On December 28, 2004 the Company entered into an agreement with Accovion Gmbh (ex Covidence), a German Clinical Research Organization, in relation with its Phase II/III clinical trial of Bexidem. This agreement which expires in September 2007 covers patient recruitment and monitoring of clinical centers in several European countries. The Company has agreed to pay a total of €1,311 spread over the life of the trial and reimburse specific pass-through costs. As at December 31, 2004 no invoice had been received but the Company has provisioned €229 corresponding to the prorated amount spent in 2004.
12. RELATED PARTY TRANSACTIONS
     IDM reimbursed expenses incurred by members of the board of directors, members of Scientific Advisory Board or advisors within their mandate during fiscal years 2002, 2003 and 2004.
     In June 2003 and in January 1998, the Company issued warrants to directors. These warrants are described under paragraph 6.3.
     In July 1999 and 2001, the Company entered into an agreement with Sanofi-Aventis. These agreements are described under footnote 2.2. The Company has recognized €3,571, €5,327 and €4,652 of revenues from Sanofi-Aventis for the years ended December 31, 2002, 2003 and 2004, respectively. Sanofi-Aventis has been a shareholder of IDM since January 2000 and as of December 31, 2004, owns 20.91% of the Company’s class A and B shares (17.48% on a fully diluted basis).

     In 1993, 2000 and 2001, the Company entered into agreements with Medarex. These agreements are described under paragraph 2.3. Medarex has been a shareholder of the Company since 1991 and has had a representative on the Company’s board of directors since June 2000. As of December 31, 2004, Medarex owns 7.75% of the Company’s class A and B shares (23.09% on a fully diluted basis). The Company has recorded expenses of €696, €665 and €259 related to certain Medarex agreements for the years ended December 31, 2002, 2003 and 2004, respectively.
13. SUBSEQUENT EVENTS
     Following the postponement of the Company’s IPO project in June 2004, several options have been evaluated in order to meet the Company’s future financial needs. One such option, a merger and acquisition (M&A) opportunity, is currently being examined with the agreement of the board of directors of the Company and the assistance of financial and legal counsels.
     Consequently, the Company signed an engagement letter with UBS bank whereby the Company has agreed to pay a commission, upon successful completion of an M&A transaction. The commission is equal to 1% of the transaction’s value with a minimum of €1.3 million.